Exhibit 99.1

Simula Inc. 7822 South 46th Street Phoenix, AZ 85044-5354 USA voice: 602.631.4005 fax: 602.631.9005 www.simula.com

Investment Banking Contact: Matt Simons Relational Advisors 858-704-3317	Simula Contact: Bradley P. Forst Chief Executive Officer 602-631-4005

Simula Announces Merger Agreement
With Armor Holdings, Inc.

PHOENIX, Arizona – September 2, 2003, Simula Inc. (AMEX: SMU) announced today that it has signed an Agreement and Plan of Merger to be acquired by Armor Holdings, Inc. (NYSE:AH). The Merger Agreement dated August 29, 2003, calls for Armor Holdings to acquire all outstanding common stock of the Company, retire outstanding indebtedness, and to assume all liabilities of Simula. As previously announced on July 23, 2003, the transaction is valued at $110.5 million, to be paid in cash and/or Armor Holding’s common stock, at Armor Holding’s election. After retirement of indebtedness and costs and fees of the transaction, the Company estimates that its shareholders will receive approximately $3 per share subject to changes to debt levels, working capital and other customary final purchase price adjustments.

The transaction is subject to, among other things, customary closing conditions and the approval of Simula’s shareholders. The Company anticipates submittal of a proxy statement to shareholders for approval of the transaction in September and closing on or about November 15, 2003. The Board of Directors of both Simula and Armor Holdings have approved the proposed transaction as defined in the Merger Agreement.

“This is a great result for our shareholders, employees, company, and community. Simula will emerge a stronger company,” said Brad Forst, President and CEO. “Our turnaround efforts have been rewarded with a good price and a strong partner going forward,” he said.

Simula designs and makes systems and devices that save human lives. Its core markets are military aviation safety, military personnel safety, and land and marine safety. Simula’s core technologies include lightweight armor and mine blast kits for military vehicles, personnel protective equipment including military body armor, energy-absorbing seating systems for aircraft, inflatable restraints for military helicopters, and advanced transparent polymer materials. For more information, go to www.simula.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that involve risks and uncertainties that may cause the Company’s actual experience to differ materially from that which is anticipated. These forward-looking statements include statements about an expected transaction, proceeds use, share price, regulatory approvals, closing conditions and timing. Actual results may differ materially from those projected. Other risks include those described herein, in the Company’s press releases, and in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.